Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports First Quarter Results

Overland Park, KS, Apr. 30, 2019 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported first quarter 2019 net income1 of $32.1 million, or $0.42 per diluted share, compared to net income of $46.5 million, or $0.60 per diluted share, during the prior quarter and net income of $46.3 million, or $0.56 per diluted share, during the first quarter of 2018.

Revenues of $259.4 million during the quarter decreased $12.8 million and $38.2 million compared to the fourth and first quarters of 2018, respectively.  Operating expenses of $223.9 million declined $3.9 million compared to the prior quarter and declined $13.8 million compared to the same quarter in 2018.  The operating margin was 13.7% during the current quarter, compared to 16.3% and 20.1% during the fourth and first quarters of 2018, respectively.

Assets under management ended the quarter at $71.7 billion, a 9% increase compared to the prior quarter and a decrease of 11% compared to the first quarter of 2018.  Net outflows of $1.8 billion during the current quarter improved compared to net outflows of $3.8 billion in the fourth quarter of 2018 and were higher than the first quarter of 2018.  Sales of $2.5 billion during the current quarter declined 8% and 34% compared to the prior quarter and the first quarter of 2018, respectively. Sales for the quarter were challenged, in part by carryover effects from volatility experienced in the fourth quarter of 2018 and investors’ preference for short duration fixed income products over equity products.  Redemption rates improved 12% compared to the prior quarter as redemptions in our unaffiliated channel improved meaningfully. Redemption rates were relatively comparable with the first quarter of 2018, improving 1%.

Wealth management assets under administration ended the quarter at $56.1 billion, a 9% increase compared to the fourth quarter of 2018, due to market appreciation. Compared to the same quarter in 2018, assets under administration decreased slightly as outflows from non-advisory assets were only partially offset by net new advisory assets and market appreciation. Average productivity per associated independent financial advisor (“Advisor”), measured as average trailing twelve-month revenue per Advisor, was $400 thousand for the current quarter, rising 6% compared to the prior quarter and 40% compared to the same quarter in the prior year.

“Despite a challenging market environment as we began 2019, our team remained focused on executing our plans through improved investment performance, ongoing product development and the continued evolution of our wealth management platform.  We made progress in each of these areas during the quarter, as we continued to improve short- and intermediate-term investment performance rankings across the complex, introduced a new investment vehicle for our existing strategies and made further progress on our commitment to improved technology and practice development for our Advisors, “ said Philip J. Sanders, Chief Executive Officer of Waddell & Reed Financial, Inc.

Mr. Sanders continued, “While we were encouraged by the rebound in markets after the volatile end to last year, the sales environment is challenging. Nevertheless, we remain steadfast in our commitment towards improving our Company’s long-term competitive positioning.”

Revenues Analysis

Investment management fees declined $4.8 million, or 4%, compared to the fourth quarter of 2018, primarily due to two fewer days in the quarter and lower average assets under management. The effective management fee rate of 63.5 basis points was consistent with the prior quarter. Compared to the first quarter of 2018, investment management fees declined

1  Net income represents net income attributable to Waddell & Reed Financial, Inc.

$23.9 million, or 18%, due to lower average assets under management and a lower effective management fee rate. The effective management fee rate was approximately 2 basis points lower due to previously announced fee reductions in selected mutual funds, consistent with the expected reduction. Average assets under management were $70.1 billion during the current quarter, compared to $71.6 billion during the prior quarter and $82.4 billion during the first quarter of 2018.

Underwriting and distribution fees decreased $7.5 million, or 6% sequentially, primarily due to two fewer days in the quarter and a reduction in average assets under administration during the period. The lower asset levels early in the quarter were a result of market declines in the fourth quarter of 2018. In addition, sales of insurance-related products were lower across the comparative periods.  Compared to the same quarter in 2018, fees decreased $11.8 million, or 9%, due to lower service and distribution fees and lower sales of insurance-related products.

Shareholder service fees declined $0.5 million, or 2%, compared to the fourth quarter of 2018 due to two fewer days in the quarter and a slight decrease in average assets. Compared to the first quarter of 2018, shareholder service fees declined $2.5 million, or 10%, primarily due to a 9% decrease in average assets.

Operating Expenses Analysis

Distribution expenses decreased $1.7 million, or 1%, compared to the prior quarter and decreased $4.7 million, or 4%, compared to the first quarter of 2018. For both comparative periods, distribution expenses decreased primarily due to the decrease in underwriting and distribution revenues and were partially offset by an increase in the compensation grid for  Advisors, effective January 1, 2019.

Compensation and benefits expenses increased $0.7 million, or 1%, compared to the prior quarter. Share-based compensation increased $3.7 million primarily due to mark-to-market adjustments of cash-settled restricted stock unit awards, lower forfeiture activity and a shifting of the grant date from April to January in 2017. The increase was largely offset by a decrease in severance charges and lower incentive compensation.  Compared to the first quarter of 2018, expenses improved $3.9 million, or 6%, due to lower share-based compensation costs and lower base salary costs due to lower headcount.

General and administrative expenses improved $2.7 million, or 16%, compared to the fourth quarter of 2018 primarily due to lower consulting, legal and travel costs. Compared to the first quarter in 2018, expenses improved $4.8 million, or 25%, due to lower contractor, legal and consulting costs as significant projects were completed in early 2018.

Occupancy expenses increased $0.6 million, or 10%, compared to the fourth quarter of 2018 due to early lease termination charges related to the ongoing transition of Advisors to personal branch offices. Compared to the first quarter of 2018, expenses improved $0.2 million, or 4%,  as we realized cost savings from field offices closed during 2018.

Depreciation expense declined slightly from the prior quarter and increased $0.7 million, or 13%, compared to the first quarter of 2018 primarily due to an adjustment in the useful life on certain internally developed software assets.

Investment and other income decreased $7.9 million compared to the prior quarter primarily due to a $16.1 million pension-related gain in the fourth quarter of 2018, which was partially offset by market appreciation on our investment portfolio during the current period.  Compared to the first quarter of 2018, investment and other income increased $6.6 million primarily due market appreciation of our investment portfolio and increased interest income from our corporate investment portfolio.

Assets Under Management

(in millions)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Prior Qtr.		Year-over-Year Qtr.
	2019	2018	2018	Change	%	Change	%
Unaffiliated [1]
Beginning assets	$24,977	$31,172	$31,133	$(6,195)	(20)%	$(6,156)	(20)%
Sales [2]	1,593	1,673	2,245	(80)	(5)%	(652)	(29)%
Redemptions	(2,306)	(3,637)	(2,692)	1,331	37%	386	14%
Net exchanges	276	(131)	247	407	311%	29	12%
Net Flows	(437)	(2,095)	(200)	1,658	79%	(237)	(119)%
Market action	2,966	(4,100)	122	7,066	172%	2,844	2,331%
Ending assets	$27,506	$24,977	$31,055	$2,529	10%	$(3,549)	(11)%
Annualized organic growth rate	(7.0)%	(26.9)%	(2.6)%
Annualized redemption rate [3]	35.7%	53.8%	35.8%
Institutional
Beginning assets	$3,655	$5,187	$6,289	$(1,532)	(30)%	$(2,634)	(42)%
Sales [2]	141	85	552	56	66%	(411)	(74)%
Redemptions	(357)	(1,316)	(604)	959	73%	247	41%
Net exchanges	—	511	—	(511)	(100)%	—	NM
Net Flows	(216)	(720)	(52)	504	70%	(164)	(315)%
Market action	614	(812)	212	1,426	176%	402	190%
Ending assets	$4,053	$3,655	$6,449	$398	11%	$(2,396)	(37)%
Annualized organic growth rate	(23.6)%	(55.5)%	(3.3)%
Annualized redemption rate [3]	36.6%	117.3%	37.8%
Broker-Dealer
Beginning assets	$37,177	$43,183	$43,660	$(6,006)	(14)%	$(6,483)	(15)%
Sales [2]	754	958	1,001	(204)	(21)%	(247)	(25)%
Redemptions	(1,626)	(1,547)	(1,958)	(79)	(5)%	332	17%
Net exchanges	(276)	(380)	(247)	104	27%	(29)	(12)%
Net Flows	(1,148)	(969)	(1,204)	(179)	(18)%	56	5%
Market action	4,066	(5,037)	251	9,103	181%	3,815	1,520%
Ending assets	$40,095	$37,177	$42,707	$2,918	8%	$(2,612)	(6)%
Annualized organic growth rate	(12.4)%	(9.0)%	(11.0)%
Annualized redemption rate [3]	14.5%	13.1%	15.1%
Consolidated Total
Beginning assets	$65,809	$79,542	$81,082	$(13,733)	(17)%	$(15,273)	(19)%
Sales [2]	2,488	2,716	3,798	(228)	(8)%	(1,310)	(34)%
Redemptions	(4,289)	(6,500)	(5,254)	2,211	34%	965	18%
Net exchanges	—	—	—	—	—	—	—
Net Flows	(1,801)	(3,784)	(1,456)	1,983	52%	(345)	(24)%
Market action	7,646	(9,949)	585	17,595	177%	7,061	1,207%
Ending assets	$71,654	$65,809	$80,211	$5,845	9%	$(8,557)	(11)%
Annualized organic growth rate	(10.9)%	(19.0)%	(7.2)%
Annualized redemption rate [3]	23.9%	35.4%	24.8%

(1)         Unaffiliated includes National channel (home office and wholesale), Defined Contribution Investment Only “DCIO”,  Registered Investment Advisor “RIA” and Variable Annuity “VA”.

(2)         Sales is primarily gross sales (net of sales commissions).  This amount also includes net reinvested dividends and capital gains, and investment income.

(3)         Excludes Money Market.

MorningStar Fund Rankings [1]	1 Year	3 Years	5 Years
Funds ranked in top half	59%	37%	34%
Assets ranked in top half	59%	46%	54%

MorningStar Ratings [1]	Overall	3 Years	5 Years
Funds with 4/5 stars	29%	29%	28%
Assets with 4/5 stars	39%	39%	30%

(1)         Based on class I share, which reflects sales and asset concentrations.

	Three Months Ended					Year-over-Year
Wealth Management	Mar. 31,	Dec. 31,	Mar. 31,	Prior Qtr.		Qtr.
(in millions)	2019	2018	2018	Change	%	Change	%
Assets under administration (AUA)
Advisory assets	$23,671	$21,207	$22,050	$2,464	12%	$1,621	7%
Non-advisory assets	32,418	30,059	34,216	2,359	8%	(1,798)	(5)%
Total assets under administration	56,089	51,266	56,266	4,823	9%	(177)	—%

Net new advisory assets [1]	$220	$(45)	$392	$265	588%	$(172)	(44)%
Net new non-advisory assets [1,2]	(820)	(840)	(983)	20	2%	163	17%
Total net new AUA [1,2]	(600)	(885)	(591)	285	32%	(9)	(2)%

Annualized advisory AUA growth [3]	4.2%	(0.8)%	7.3%
Annualized AUA growth [3]	(4.7)%	(6.1)%	(4.2)%

Advisors and advisor associates	1,367	1,403	1,497	(36)	(3)%	(130)	(9)%
Avg. trailing 12-month revenue per advisor [4] (in thousands)	$400	$378	$285	$22	6%	$115	40%

(1)         Net new assets are calculated as total client deposits and net transfers less client withdrawals.

(2)         Excludes activity related to products held outside of our wealth management platform.  These assets represent less than 10% of total AUA.

(3)         Annualized growth is calculated as annualized quarterly net new assets divided by beginning assets under administration.

(4)         Production per Advisor is calculated as trailing 12- month Total underwriting and distribution fees less “other” underwriting and distribution fees divided by the average number of Advisors.  “Other” underwriting and distribution fees predominantly includes fees paid by Advisors for programs and services.

Unaudited Consolidated Statements of Income

(in thousands, except per share data and margin)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Prior Qtr.		Year-over-Year Qtr.
	2019	2018	2018	Change	%	Change	%
Revenues:
Investment management fees	$109,762	$114,521	$133,692	$(4,759)	(4)%	$(23,930)	(18)%
Underwriting and distribution fees	126,245	133,788	138,041	(7,543)	(6)%	(11,796)	(9)%
Shareholder service fees	23,403	23,921	25,882	(518)	(2)%	(2,479)	(10)%
Total	259,410	272,230	297,615	(12,820)	(5)%	(38,205)	(13)%
Operating expenses:
Distribution [1]	109,794	111,456	114,470	(1,662)	(1)%	(4,676)	(4)%
Compensation and benefits (including share-based compensation of $12,693, $9,039 and $14,768, respectively)	64,843	64,155	68,785	688	1%	(3,942)	(6)%
General and administrative	14,704	17,403	19,538	(2,699)	(16)%	(4,834)	(25)%
Technology	16,308	15,982	16,644	326	2%	(336)	(2)%
Occupancy	6,715	6,116	6,964	599	10%	(249)	(4)%
Marketing and advertising	1,964	2,685	2,281	(721)	(27)%	(317)	(14)%
Depreciation	6,001	6,387	5,302	(386)	(6)%	699	13%
Subadvisory fees	3,557	3,647	3,708	(90)	(2)%	(151)	(4)%
Total	223,886	227,831	237,692	(3,945)	(2)%	(13,806)	(6)%
Operating income	35,524	44,399	59,923	(8,875)	(20)%	(24,399)	(41)%
Investment and other income	9,453	17,351	2,816	(7,898)	(46)%	6,637	236%
Interest expense	(1,548)	(1,553)	(1,802)	5	0%	254	14%
Income before provision for income taxes	43,429	60,197	60,937	(16,768)	(28)%	(17,508)	(29)%
Provision for income taxes	10,671	14,125	14,966	(3,454)	(24)%	(4,295)	(29)%
Net income	32,758	46,072	45,971	(13,314)	(29)%	(13,213)	(29)%
Net income (loss) attributable to redeemable noncontrolling interests	705	(396)	(366)	1,101	278%	1,071	293%
Net income attributable to Waddell & Reed Financial, Inc.	$32,053	$46,468	$46,337	$(14,415)	(31)%	$(14,284)	(31)%
Net income per share, basic and diluted:	$0.42	$0.60	$0.56
Weighted average shares outstanding - basic and diluted	76,299	77,786	83,111
Operating margin	13.7%	16.3%	20.1%

(1) Distribution expense
Unaffiliated	23,300	25,406	30,354
Broker-dealer	86,494	86,050	84,116
	$109,794	$111,456	$114,470

Underwriting and distribution fees

(in thousands)

	For the three months ended Mar. 31, 2019
	Unaffiliated	Broker-Dealer	Total
Fee-based asset allocation product revenues	$—	$65,230	$65,230
Rule 12b-1 service and distribution fees	16,182	15,688	31,870
Sales commissions on front-end load mutual funds and variable annuity products	438	12,020	12,458
Sales commissions on other products	—	7,606	7,606
Other revenues	92	8,989	9,081
Total underwriting and distribution fees	$16,712	$109,533	$126,245

	For the three months ended Dec. 31, 2018
	Unaffiliated	Broker-Dealer	Total
Fee-based asset allocation product revenues	$—	$67,504	$67,504
Rule 12b-1 service and distribution fees	17,307	16,347	33,654
Sales commissions on front-end load mutual funds and variable annuity products	468	12,994	13,462
Sales commissions on other products	—	9,533	9,533
Other revenues	109	9,526	9,635
Total underwriting and distribution fees	$17,884	$115,904	$133,788

	For the three months ended Mar. 31, 2018
	Unaffiliated	Broker-Dealer	Total
Fee-based asset allocation product revenues	$—	$65,516	$65,516
Rule 12b-1 service and distribution fees	20,976	18,377	39,353
Sales commissions on front-end load mutual funds and variable annuity products	470	14,427	14,897
Sales commissions on other products	—	8,422	8,422
Other revenues	185	9,668	9,853
Total underwriting and distribution fees	$21,631	$116,410	$138,041

Unaudited Condensed Balance Sheet

(in thousands)

	Mar. 31,	Dec. 31,
	2019	2018
Assets
Cash & cash equivalents (unrestricted)	$177,611	$231,997
Investment securities	649,052	617,135
Other assets	197,158	285,649
Property and equipment, net	58,773	63,429
Goodwill and intangible assets	145,869	145,869
Total assets	$1,228,463	$1,344,079
Liabilities, redeemable noncontrolling interests and equity
Long-term debt	94,872	94,854
Other liabilities	252,051	354,312
Redeemable noncontrolling interests	12,936	11,463
Total stockholders’ equity	868,604	883,450
Liabilities, redeemable noncontrolling interests and equity	$1,228,463	$1,344,079
Shares outstanding	75,679	76,790

Unaudited Condensed Cash Flow

(in thousands)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018
Cash (used in) provided by:
Operating activities	$(17,497)	$93,278	$50,265
Investing activities	(13,933)	(32,224)	56,272
Financing activities	(59,513)	(69,152)	(131,948)
Net change during period	$(90,943)	$(8,098)	$(25,411)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(in thousands, except number of shares)	2019	2018	2018
Shares repurchased
Number of shares	2,226,325	2,443,723	996,309
Total cost	$39,139	$46,873	$20,507
Dividend paid
Rate per share	$0.25	$0.25	$0.25
Total paid	$19,348	$19,684	$20,890
Capital returned to stockholders	$58,487	$66,557	$41,397

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today at 10:00 a.m. Eastern. During this call, Philip J. Sanders, CEO and CIO, will review our quarterly results. Live access to the teleconference will be available on the “Investor Relations” section of our Web site at ir.waddell.com. A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web Site Resources

We invite you to visit the Investor Relations section of our Web site at ir.waddell.com. Under the “Investor Information” tab you will find a link to presentations as well as to data tables, which include supplemental information schedules.

Contacts

Investor Contact:

Mike Daley, Vice President — Corporate Controller & Investor Relations, (913) 236-1795, mdaley1@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results. Please invest carefully.

About the Company

Through its subsidiaries, Waddell & Reed Financial, Inc. has provided investment management and financial planning services to clients throughout the United States since 1937.  Today, we distribute our investment products through the unaffiliated channel (encompassing broker/dealer, retirement, and registered investment advisors), our broker-dealer channel (through independent financial advisors), and our Institutional channel (including defined benefit plans, pension plans, endowments and subadvisory relationships).  For more information, visit ir.waddell.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general. These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates, stock repurchases and the financial markets and other conditions. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below. If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, which include, without limitation:

•                  The loss of existing distribution relationships or inability to access new distribution relationships;

•                  A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                  The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                  Changes in our business model, operations and procedures, including our methods of distributing our proprietary products, as a result of evolving fiduciary standards;

•                  The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                  A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                  Our inability to reduce expenses rapidly enough to align with declines in our revenues due to various factors, including fee pressure, the level of our assets under management or our business environment;

•                  Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                  Our inability to attract and retain senior executive management and other key personnel to conduct our broker-dealer, fund management and investment advisory business;

•                  A failure in, or breach of, our operational or security systems or our technology infrastructure, or those of third parties on which we rely; and

•                  Our inability to implement new information technology and systems, or our inability to complete such implementation in a timely or cost effective manner.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10- K for the year ended December 31, 2018 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2019. All forward-looking statements speak only as of the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.